As filed with the Securities and Exchange Commission on August 1, 2016

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Destination Maternity Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	13-3045573
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Operation)	Identification Number)

232 Strawbridge Drive

Moorestown, NJ 08057

(Address of Principal Executive Offices, including Zip Code)

Employment Inducement Award Consisting of Equity Awards to David Stern

(Full Title of the Plan)

See explanatory note included herein

Anthony M. Romano

Chief Executive Officer & President

232 Strawbridge Drive

Moorestown, NJ 08057

(856) 291-9700

(Name, Address And Telephone Number, Including Area Code, of Agent For Service)

Copies of communications to:

Robert A. Friedel, Esq.

Pepper Hamilton LLP

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103

(215) 981-4000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value	15,569(1)	$5.66 (2)	$88,120.54	$8.87
Common Stock, $0.01 par value	73,255(3)	$5.62 (4)	$411,693.10	$41.46
Common Stock, $0.01 par value	23,354(5)	$5.66 (2)	$132,183.64	$13.31
Total	112,178(6)			$63.64

(1)	Represents the number of shares of Common Stock, par value $0.01 per share (“Common Stock”), of Destination Maternity Corporation (the “Company”) to be issued pursuant to the Restricted Stock Award Agreement, effective August 1, 2016, between David Stern and the Company, as a material inducement to his acceptance of employment with the Company, in accordance with NASDAQ Listing Rule 5635(c)(4).
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low prices of the Common Stock as reported on the Nasdaq Stock Market on July 29, 2016, and 457(h) of the Securities Act of 1933, as amended.
(3)	Represents the number of shares of Common Stock reserved for issuance upon the exercise of a stock option grant to be granted pursuant to a Non-Qualified Stock Option Award Agreement effective August 1, 2016, between David Stern and the Company, as a material inducement to his acceptance of employment with the Company, in accordance with NASDAQ Listing Rule 5635(c)(4).
(4)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended, based upon the exercise price of the options issuable under the applicable inducement stock option award.
(5)	Represents the number of shares of Common Stock reserved for issuance pursuant to a Restricted Stock Unit Award Agreement effective August 1, 2016, between David Stern and the Company, as a material inducement to his acceptance of employment with the Company, in accordance with NASDAQ Listing Rule 5635(c)(4), based on the maximum number of shares of Common Stock that could be earned under such Restricted Stock Unit Award Agreement.
(6)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock which may be offered or become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

EXPLANATORY NOTE

The undersigned registrant, Destination Maternity Corporation (the “Registrant”), hereby files this Registration Statement on Form S-8 (this “Registration Statement”) to register 112,178 shares of the Registrant’s common stock, $0.01 par value (“Common Stock”) to be issued pursuant to a grant of restricted stock, upon the exercise of stock options and pursuant to a grant of performance-based restricted stock units, in each case, to be granted as an employment inducement award in connection with a previously announced employment agreement dated July 20, 2016 by and between the Registrant and David Stern (the “Stern Employment Agreement”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The Registrant will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Requests should be directed to Destination Maternity Corporation, 232 Strawbridge Drive, Moorestown, NJ 08057, Attention: Ronald J. Masciantonio, Executive Vice President & Chief Administrative Officer; telephone number (856) 291-9700.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

The following documents which have been filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the year ended January 30, 2016 filed with the Commission on April 14, 2016;

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2016 filed with the Commission on May 26, 2016;

(c) The Registrant’s Current Reports on Form 8-K filed with the Commission on March 18, 2016, March 29, 2016 (not including the information reported under Items 2.02 therein or Exhibits 99.1 or 99.2 furnished therewith), March 30, 2016, April 12, 2016, May 3, 2016, May 11, 2016, May 25, 2016, June 1, 2016, June 2, 2016 and August 1, 2016; and

(d) The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed on February 4, 1993, as amended, under Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. In the case of an action other than an action by or in the right of the corporation, the termination of such action by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

In the case of an action by or in the right of the corporation, Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action in any of the capacities set forth above against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, except that indemnification is not permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery, or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

Section 145 further provides that: (i) a Delaware corporation is required to indemnify a director, officer, employee or agent against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with any action, suit or proceeding or in defense of any claim, issue or matter therein as to which such person has been successful on the merits or otherwise, (ii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, (iii) indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators and (iv) empowers the corporation to purchase and maintain insurance on behalf of a director or officer against any such liability asserted against him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against liability under Section 145. A Delaware corporation may provide indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct. This determination is to be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not party to such action, suit or proceeding, (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or (iii) by stockholders.

Article Twelve of our certificate of incorporation provides that we shall, to the full extent permitted by the Delaware General Corporation Law, as amended from time to time, indemnify all persons which we have the power to indemnify pursuant thereto. In addition, Article V, Section 1 of our By-Laws provides that each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was one of our directors, officers, employees or agents or is or was serving at our request as a director, officer, employee or agent of another company or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of such amendment, only to the extent that such amendment permits us to provide broader indemnification rights that said law permitted us to provide prior to such amendment), against all expenses (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. Article V, Section 5 of our By-Laws provides that expenses incurred by an officer or director in defending a civil, criminal, administrative or investigative action, suit or proceeding may be paid by us in advance of final disposition upon receipt of an undertaking by or on behalf of such person to repay such amount if it ultimately is determined that he is not entitled to be indemnified by us. We may, by action of our Board of Directors, provide indemnification to our employees and agents with the same scope and effect as the foregoing indemnification of directors and officers. The foregoing right to indemnification and advancement of expenses is not exclusive.

Our directors and officers are covered by policies of insurance under which they are insured, within limits and subject to certain limitations, against certain expenses incurred in connection with the defense of actions, suits or proceedings, and certain liabilities which might be incurred as a result of such actions, suits or proceedings, in which they are parties by reason of being or having been directors or officers. We are also insured with respect to certain payments that we might be required to make to our directors or officers under applicable statutes and our certificate of incorporation.

Additionally, Article Thirteen of our certificate of incorporation limits the liability of our directors under certain circumstances. Article Thirteen provides that a director shall have no personal liability to us or our stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided, however, that Article Thirteen does not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of a law; (iii) for the unlawful payment of dividends or unlawful stock repurchases under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit.

Item 7.	Exemption From Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

4.1	Non-Qualified Stock Option Inducement Award Agreement (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by the Registrant on August 1, 2016).

4.2	Restricted Stock Inducement Award Agreement (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by the Registrant on August 1, 2016).

4.3	Restricted Stock Unit Inducement Award Agreement (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed by the Registrant on August 1, 2016).

5.1	Opinion of Pepper Hamilton LLP as to the validity of the securities being registered.

23.1	Consent of KPMG LLP.

23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5.1 hereto).

24.1	Powers of Attorney (included on the signature page hereto).

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Moorestown, state of New Jersey, on August 1, 2016.

Destination Maternity Corporation

By:	/s/ Anthony M. Romano
Anthony M. Romano
Chief Executive Officer & President

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Anthony M. Romano and Ronald J. Masciantonio, or either of them acting individually, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the date indicated below:

Signature	Title	Date

/s/ Anthony M. Romano	Chief Executive Officer, President & Interim Chief Financial Officer	August 1, 2016
Anthony M. Romano	(Principal Executive Officer and Principal Financial Officer)

/s/ David L. Courtright	Senior Vice President & Corporate Controller	August 1, 2016
David L. Courtright	(Principal Accounting Officer)

/s/ Michael J. Blitzer	Director	August 1, 2016
Michael J. Blitzer

/s/ Arnaud Ajdler	Director	August 1, 2016
Arnaud Ajdler

/s/ Barry Erdos	Director	August 1, 2016
Barry Erdos

/s/ Melissa Payner-Gregor	Director	August 1, 2016
Melissa Payner-Gregor

/s/ J. Daniel Plants	Director	August 1, 2016
J. Daniel Plants

/s/ B. Allen Weinstein	Director	August 1, 2016
B. Allen Weinstein

EXHIBIT INDEX

Exhibits

4.1	Non-Qualified Stock Option Inducement Award Agreement (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by the Registrant on August 1, 2016).

4.2	Restricted Stock Inducement Award Agreement (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by the Registrant on August 1, 2016).

4.3	Restricted Stock Unit Inducement Award Agreement (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed by the Registrant on August 1, 2016).

5.1	Opinion of Pepper Hamilton LLP as to the validity of the securities being registered.

23.1	Consent of KPMG LLP.

23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5.1 hereto).

24.1	Powers of Attorney (included on the signature page hereto).